Exhibit 99.1


                          Spencer Trask Ventures, Inc.
                         535 Madison Avenue, 18th Floor
                               New York, NY 10022
                                Tel. 212-355-5565

May 8, 2003

SmartServ Online, Inc.
One Station Place
Stamford, CT. 06902
Attention: Sebastian E. Cassetta, CEO

Gentlemen:

         This is to acknowledge and confirm the terms of our corporate finance consulting agreement (the "Consulting Agreement") as follows:

         (1) SmartServ Online, Inc., a Delaware corporation (the "Company"), hereby engages Spencer Trask Ventures, Inc. (the "Advisor") and the Advisor hereby agrees to render services to the Company as its corporate finance consultant, financial advisor and investment banker.

         (2) During the term of this Consulting Agreement, the Advisor shall provide advice to, and consult with, the Company concerning financial planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, private and public equity and debt financing, acquisitions, mergers and other similar business combinations and shall review and advise the Company regarding its overall progress, needs and financial condition. The Advisor is not obligated to devote any specific amount of time to providing advice and consultation to the Company. This Consulting Agreement does not obligate the Company to proceed with any potential Transaction (as hereinafter defined) or to accept the advice of Advisor in any way. The Company shall evaluate potential Transactions on a good faith basis and any decisions to proceed will be made at the sole discretion of the Company, upon approval by the Board of Directors, and if required, by its shareholders.

         (3) The Company shall compensate the Advisor as follows: (a) cash fee equal to 10% of the gross proceeds received by the Company from investors introduced by the Advisor upon the closing of the financing described in the term sheet annexed hereto as EXHIBIT B (the "Term Sheet"); (b) five-year cashless exercise warrants (each a "Warrant"), issuable at closing of the financing described in the Term Sheet, to purchase shares of the Company's common stock, at an exercise price per share equal to the lower of a) the average closing bid price during the five days prior to closing or b) the closing bid price the day prior to the closing of the offering described in the Term Sheet, and in the form attached hereto as EXHIBIT A, which warrants will have an aggregate exercise price equal to 20% of the gross proceeds received by the Company from investors in the financing described in the Term Sheet that are introduced by the Advisor; (c) 500,000 shares of restricted common stock of the Company, to be issued upon signing of this Consulting Agreement; (d) consulting fee payments in the amount $7,500 on the 30th day of each month of the term of this Consulting Agreement commencing with the month of July, 2003; and (e) compensation for any Transaction (as hereinafter defined) as described in
Section 4 below. The shares underlying the Warrants will be registered for resale with the SEC at the same time as the shares included in the units sold in the offering described in the Term Sheet are registered. The monthly fees may be deferred, at the Company's option, until such date as, and will only be earned and payable if, the Company has received an aggregate of $1,500,000 or more of new equity financing subsequent to the closing of the financing described in the

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Term Sheet,  on which date the deferred  amounts will be paid to the Advisor and the Company's fee deferral option shall end. The Company shall also reimburse the Advisor, promptly upon receipt of invoices therefor, for (a) up to $20,000 of legal fees relating to the Advisor's involvement with the financing described in the Term Sheet, and (b) other out-of-pocket expenses incurred in connection with its services hereunder up to an aggregate amount of $5,000; any expenses in excess of said amount must be approved in advance by the Company. In the event the Company fails to pay the fees as set forth herein, the Company will pay all costs and expenses incurred by the Advisor in connection with recovering such fees, plus interest at ten percent per annum from the date the fees were due to the date actually paid.

         (4) If any Transaction (as hereinafter defined) (other than the transaction described in the Term Sheet) is consummated during the Term or within eighteen months after the end of the Term with a party, other than a party listed in EXHIBIT C hereto, introduced to the Company or contacted by Spencer Trask or the Company during the Term (a "Target"), the Company shall pay Spencer Trask or cause Spencer Trask to be paid, at the closing of each such Transaction, a cash fee equal to the sum of: (a) five percent (5%) of the first two million dollars of the aggregate consideration of a Transaction (the "Aggregate Consideration"), (b) four percent (4%) of the second two million dollars or portion thereof, (c) three percent (3%) of the third two million dollars or portion thereof, and (d) two and one and one-half percent (2 1/2%) of the balance of the Aggregate Consideration; provided, however, that if a Transaction involves an investment in the Company other than by means of a financing for which the Advisor acts as Agent, the cash fee shall be seven percent (7%) of the amount of such investment and the Advisor will be issued at closing five-year warrants to purchase shares of the Company's common stock at a price per share equal to the price per unit paid to the Company in connection with the investment (on an as-converted basis if the investment is evidenced by convertible securities). A form of such warrants is attached hereto as EXHIBIT
A. Such warrants will entitle the Advisor to purchase up to a number of shares of the Company's common stock as is equal to 15% of the number of shares of the Company's common stock sold by the Company or purchasable thereafter by investors in such Transaction. Aggregate Consideration is defined and computed as follows:

A. The total sale proceeds and other consideration received (which shall be deemed to include amounts paid into escrow) by the Company and/or its shareholders or by a Target and/or its shareholders upon the consummation of the Transaction (including payments made in installments), inclusive of cash, securities, notes, and the total value of liabilities assumed.

B. If a portion of such consideration includes contingency or other deferred, escrowed or installment payments (whether or not related to future earnings or operations), the applicable fees shall be paid to Spencer Trask when such contingency or other deferred, escrowed or installment payments are made.

C. If the Aggregate Consideration for the Transaction consists in whole or in part of securities, for the purposes of calculating the amount of Aggregate Consideration, the value of such securities will be the value thereof as reasonably agreed to on an arm's length basis by the parties to the Transaction; provided, however, that if the parties have not established a value: (i) in the case of securities for which there is a public trading market, the value will be determined by the average last sales price for such securities for the last twenty trading days prior to such consummation; or (ii) if there is no public trading market for such securities or other property received or receivable as a part of the Aggregate Consideration and the parties are unable to agree, then each of Spencer Trask and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value and the midpoint between the two values established by the two independent experts will be the fair market value for the purpose hereof.

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For the purposes of this Consulting Agreement, any of the following transactions shall constitute a "Transaction": (a) the sale, outside of the ordinary course of business, of the Company or any of its assets, securities, or business by means of a merger, consolidation, joint venture, or exchange offer, or any transaction resulting in any change of control of the Company or its assets or business; (b) the purchase by the Company, outside of the ordinary course of business, of another company or any of its assets, securities or business by means of a merger, consolidation, joint venture, or exchange offer; and (c) an investment in the Company other than an investment pursuant to an Agented Offering, which will be subject to compensation as per engagement terms separate from this Consulting Agreement.

         (5) The term of this Consulting Agreement shall be until May 31, 2004, or earlier if terminated by the Company pursuant to this Section (the "Term"). The Company can terminate this Consulting Agreement prior thereto upon thirty days prior written notice to Advisor; provided, however, that in the event of such termination (a) all compensation earned but unpaid through the date the termination is effective, inclusive of cash and warrants, shall be paid on the date the termination is effective; and (b) the provisions of paragraphs 4, 6, 7, 9 and 10 of this Consulting Agreement shall remain in full force and effect.

         (6) The Advisor will not disclose to any other person, firm, or corporation, nor use for its own benefit, during or after the term of this
Consulting Agreement, any trade secret or other information designated as confidential by the Company which is acquired by the Advisor in the course of performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists and marketing plans). Any financial advice rendered by the Advisor pursuant to this Consulting Agreement may not be disclosed publicly in any manner, nor will any announcements or press releases be made concerning this Consulting Agreement, without the prior written approval of the Advisor, unless required by the Securities and Exchange Commission or Nasdaq rules and regulations.

         (7) The Company agrees to indemnify and hold the Advisor, its affiliates, control persons, officers, employees and agents (collectively, the "Indemnified Persons") harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees) joint and several, arising out of the performance of this Consulting Agreement, whether or not the Advisor is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that the Advisor engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse the Advisor for its expenses).

         If for any reason the foregoing indemnification is unavailable to the Advisor or such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Advisor or such other Indemnified Person as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Advisor or such other Indemnified Person on the other hand, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by the Advisor and any other Indemnified Person hereunder exceed the amount of fees actually received by the Advisor pursuant to this Consulting Agreement. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the


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Advisor and any other Indemnified Person.

         The provisions of this paragraph (7) shall survive the termination and expiration of this Consulting Agreement.

         (8) This Consulting Agreement is not assignable and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof and replaces a prior Consulting Agreement dated April 25, 2003, and the parties have made no agreements, representations or warranties relating to the subject matter of this Consulting Agreement that are not set forth herein. The waiver by either party of compliance with any provision of this Consulting Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Consulting Agreement, or of any other breach by such party of a provision of this Consulting Agreement. This Consulting Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document. The provisions of this Consulting Agreement shall be deemed severable, so that if any provision hereof shall be declared unlawful or unenforceable, the remaining provisions hereof shall not be affected thereby and shall remain in full force and effect. A facsimile signature on this Consulting Agreement shall be considered the same as an original.

         (9) This Consulting Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

         (10) The Advisor shall at all times act as and be an independent contractor, and in no event shall either the Advisor or any of its employees, agents or representatives be deemed to be an employee, agent or representative of the Company. The Advisor shall have no authority to bind the Company to any obligation, express or implied. Nothing herein shall be construed to appoint the Advisor as placement agent or underwriter in connection with any of the Company's activities, including, without limitation, the transaction contemplated by the Term Sheet.

         Please   confirm   that  the   foregoing   correctly   sets  forth  our
understanding by signing the enclosed copy of this letter where provided and returning it to us by April 29, 2003.

Very truly yours,                                  Accepted and Agreed:

SPENCER TRASK VENTURES, INC.                SMARTSERV ONLINE, INC.

By:____________________________             By:__________________________
                                                   Sebastian E. Cassetta
                                                   Chief Executive Officer


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